FREE WRITING PROSPECTUS

C-BASS Series 2007-CB1 Trust

Mortgage Loan Asset-Backed Certificates, Series 2007-CB1

$574,673,000 Approximate Total Offered Certificates

Subject to Revision

January 23, 2006 - Computational Materials

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing HEL.ABS@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state or other jurisdiction.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THIS INFORMATION IS FURNISHED TO YOU BY JPMORGAN AND NOT BY THE ISSUER OF THE SECURITIES OR ANY OF ITS AFFILIATES.  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR OR THE ISSUER IN CONNECTION WITH THE PROPOSED TRANSACTION.

JPMORGAN

COMPUTATIONAL MATERIALS FOR

C-BASS 2007-CB1

C-BASS Mortgage Loan Asset-Backed Certificates,

Series 2007-CB1

Approximate Total Offered Certificates: $574,673,000(1)

Credit-Based Asset Servicing and Securitization LLC

Seller

Litton Loan Servicing LP

Servicer

Bond Securitization, L.L.C.

Depositor

OFFERED CERTIFICATES
Class(1)	Expected Principal Amount(4)	Expected Ratings (Moody’s/S&P/Fitch/DBRS)	Pass-Through Rate Before Optional Termination Date(%)(2)(3)	Pass-Through Rate After Optional Termination Date(%)(2)(3)	Average Life to Call/ Maturity (years)(5)	Principal Payment Window to Call/Maturity (months)(5)
Class AF-1A	$123,325,000	Aaa/AAA/AAA/AAA	LIBOR + 0.070%	LIBOR + 0.140%	0.90 / 0.90	1-21 / 1-21
Class AF-1B	$123,325,000	Aaa/AAA/AAA/AAA	6.004%	6.504%	0.90 / 0.90	1-21 / 1-21
Class AF-2	$86,879,000	Aaa/AAA/AAA/AAA	5.721%	6.221%	2.00 / 2.00	21-29 / 21-29
Class AF-3	$70,062,000	Aaa/AAA/AAA/AAA	5.737%	6.237%	3.00 / 3.00	29-53 / 29-53
Class AF-4	$20,420,000	Aaa/AAA/AAA/AAA	5.910%	6.410%	5.00 / 5.00	53-71 / 53-71
Class AF-5	$19,857,000	Aaa/AAA/AAA/AAA	6.018%	6.518%	6.71 / 10.42	71-83 / 71-197
Class AF-6	$49,319,000	Aaa/AAA/AAA/AAA	5.835%	6.335%	6.11 / 6.82	46-83 / 46-195
Class M-1	$17,394,000	Aa1/AA+/AA+/AA (high)	LIBOR + 0.230%	LIBOR + 0.345%	3.54 / 3.54	41-45 / 41-45
Class M-2	$17,394,000	Aa2/AA/AA+/AA (high)	LIBOR + 0.280%	LIBOR + 0.420%	4.74 / 4.74	45-78 / 45-78
Class M-3	$10,380,000	Aa3/AA/AA/AA	LIBOR + 0.300%	LIBOR + 0.450%	6.85 / 9.13	78-83 / 78-161
Class M-4	$9,766,000	A1/A+/AA-/AA (low)	LIBOR + 0.350%	LIBOR + 0.525%	4.68 / 5.16	40-83 / 40-142
Class M-5	$9,156,000	A2/A/A+/A (high)	LIBOR + 0.380%	LIBOR + 0.570%	4.66 / 5.12	39-83 / 39-136
Class M-6	$8,851,000	A3/A-/A/A	LIBOR + 0.440%	LIBOR + 0.660%	4.64 / 5.07	39-83 / 39-130
Class M-7	$8,545,000	Baa1/BBB+/BBB+/BBB (high)	LIBOR + 0.750%	LIBOR + 1.125%	4.63 / 5.01	38-83 / 38-123

NON-OFFERED CERTIFICATES
Class M-8(6)	$7,325,000	Baa2/BBB/BBB/BBB	LIBOR + 1.100%	LIBOR + 1.650%	4.62 / 4.94	38-83 / 38-115
Class B-1(6)	$6,104,000	Baa3/BBB-/BBB-/BBB (low)	LIBOR + 1.800%	LIBOR + 2.700%	4.62 / 4.86	38-83 / 38-106
Class B-2(6)	$6,407,000	Ba1/BB+/BB+/BB (high)	7.000%	7.500%	4.60 / 4.71	37-83 / 37-97
Class CE-1	N/A	N/A	N/A	N/A	N/A	N/A
Class CE-2	N/A	N/A	N/A	N/A	N/A	N/A
Class P	N/A	N/A	N/A	N/A	N/A	N/A
Class R	N/A	N/A	N/A	N/A	N/A	N/A
Class R-X	N/A	N/A	N/A	N/A	N/A	N/A

(1)

The Certificates will be priced to the Optional Termination Date.  The Class AF-1A, Class M and Class B-1 Certificates will settle flat.  The Class AF-1B, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6 and Class B-2 Certificates will settle with accrued interest, beginning on January 1, 2007.

(2)

The pass-through rate on the Class AF-1A, Class M and Class B-1 Certificates will be a floating rate equal to 1-month LIBOR plus a margin.  The margin on the Class AF-1A Certificates will equal 2 times its original margin on each Distribution Date after the first possible Optional Termination Date.   The margin on the Class M and Class B-1 Certificates will equal 1.5 times their respective original margin on each Distribution Date after the first possible Optional Termination Date.  The pass-through rate on the Class AF-1B, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6 and Class B-2 Certificates will be a fixed rate which will increase by 0.50% on the first Distribution Date after the first possible Optional Termination Date.

(3)

The floating rate and fixed rate certificates will be subject to the applicable rate cap as described in the related prospectus supplement.

(4)

The approximate size is subject to a permitted variance in the aggregate of plus or minus 5%.

(5)

The floating rate and fixed rate certificates will be priced at 23% HEP for the fixed rate collateral, which assumes a constant prepayment rate (“CPR”) 2.3% in month 1, building linearly to 23% CPR in month 10 and remaining constant thereafter.  The floating rate and fixed rate certificates will be priced at 100% PPC for the adjustable rate collateral, which assumes 2% CPR in month 1, building linearly  to 30% CPR in month 12, remaining at 30% CPR through month 22, 50% CPR from month 23 to month 27, and 35% CPR in month 28 and thereafter; provided, however, that the prepayment rate will not exceed 95% CPR in any period for any given percentage of prepayment speed.  The call assumes 10% optional termination occurs.

(6)

The Class M-8 and Class B Certificates will be privately placed and will not be offered pursuant to the related  prospectus.  Information presented in the related prospectus supplement for the Class M-8 and Class B Certificates is solely to assist purchasers of the Offered Certificates.

The C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB1 will also have the following characteristics:

OFFERED CERTIFICATES
CLASS	DELAY/ ACCRUAL PERIOD(1)	INTEREST ACCRUAL CONVENTION	FINAL SCHEDULED DISTRIBUTION DATE	MINIMUM DENOMINATION	INCREMENTAL DENOMINATIONS	CUSIP
Class AF-1A	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAJ3
Class AF-1B	24 Day	30/360	January 2037	$100,000	$1	1248MGAX2
Class AF-2	24 Day	30/360	January 2037	$100,000	$1	1248MGAK0
Class AF-3	24 Day	30/360	January 2037	$100,000	$1	1248MGAL8
Class AF-4	24 Day	30/360	January 2037	$100,000	$1	1248MGAM6
Class AF-5	24 Day	30/360	January 2037	$100,000	$1	1248MGAN4
Class AF-6	24 Day	30/360	January 2037	$100,000	$1	1248MGAP9
Class M-1	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAQ7
Class M-2	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAR5
Class M-3	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAS3
Class M-4	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAT1
Class M-5	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAU8
Class M-6	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAV6
Class M-7	0 Day	Actual/360	January 2037	$100,000	$1	1248MGAW4

NON-OFFERED CERTIFICATES
Class M-8	0 DAY	ACTUAL/360	January 2037	$100,000	$1	1248MGAA2
Class B-1	0 DAY	Actual/360	January 2037	$100,000	$1	1248MGAB0
Class B-2	24 DAY	30/360	January 2037	$100,000	$1	1248MGAC8
Class CE-1	N/A	N/A		N/A	N/A	1248MGAD6
Class CE-2	N/A	N/A		N/A	N/A	1248MGAE4
Class P	N/A	N/A		$100	N/A	1248MGAF1
Class R	N/A	N/A		N/A	N/A	1248MGAG9
Class R-X	N/A	N/A		N/A	N/A	1248MGAH7

 (1)

24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date.  0 Day = For any distribution date, the interest accrual period will be the period from and including the prior distribution date (or the closing date for the first interest accrual period) to and including the day immediately preceding the related distribution date.

The information herein will be superseded in its entirety by the final prospectus and prospectus supplement relating to the securities.  THIS PAGE MUST BE ACCOMPANIED BY A DISCLAIMER.  IF YOU DID NOT RECEIVE SUCH A DISCLAIMER, PLEASE CONTACT YOUR JPMORGAN SALES REPRESENTATIVE.